Exhibit 14

CODE OF BUSINESS CONDUCT AND ETHICS

1.	Introduction – Nothing is more valuable to iSpecimen Inc. and its subsidiaries (“iSpecimen”, the “Company”, “we”, “our” or “us”) than our reputation and integrity for the manner that we conduct all phases of our business. iSpecimen’s ability to conduct and expand our business, develop and sustain the respect of our guests, the investment community, vendors and regulators is inherently dependent on iSpecimen’s commitment to integrity.

This Code of Business Conduct and Ethics (“Code”) applies to corporate executive officers, other officers, and all our employees at all levels including all employees of our subsidiary companies, (collectively, “Employees” or each an “Employee”), and unless as otherwise indicated, each member of the Board of Directors (“Board”). You must take this Code seriously. As such, you shall, in writing, acknowledge receiving a copy of the Code.

The Code cannot cover every possible situation that may rise to the level of misconduct or unethical behavior and is not intended to replace the iSpecimen Employee Handbook or the Bioethics Policy, each as amended from time to time. The Code does provide you with guidelines to report any possible violation of this Code. As a Company, along with our Employees and Board, we must foster an attitude of open communication, free of retaliation, promoting our goal of ethical operations and business dealings. The Code provides information about reporting possible violations of the Code. The Board has appointed a Chief Compliance Officer (“CCO”) who is responsible for the administration and implementation of the Code, and supplying required reports of violations to the Board. The CCO shall provide a monthly report to the Chair of the Regulatory Compliance Committee reporting any new alleged violation and providing a status report on previously reported alleged violations of the Code. In most cases, we must rely on the good intentions of each Employee’s and Board member’s understanding that each of us must simply do what is ethically correct, and communicate situations where we may need to seek guidance.

2.	Other iSpecimen Policies – This Code should be read in conjunction with other policies of iSpecimen. While the Code explicitly details certain conduct that is not permissible, it is not intended to cover every possible event of misconduct. You must be aware of all relevant Company policies and adhere to them.

3.	Code Policies

a)	Conflict of Interests Definition – For purposes of this Code, a conflict of interest occurs when an Employee’s or Board member’s own interest interferes, or appears to interfere, with the best interest of iSpecimen. “Employee” and “Board member” in this case means you, a family member by blood, marriage or other civil relationship, or an organization with which the Employee or Board member has a significant relationship. It is essential that you avoid any investment, interest or association that interferes, might interfere, or might appear to interfere with your exercise of independent judgment in the Company’s best interest. Engaging in any conduct that represents a conflict of interest is strictly prohibited. You are obligated to disclose any actual, possible, or perceived conflict of interest with the CCO. It is the responsibility of the CCO to decide if there is a conflict of interest. The CCO decision shall be reported to you in writing documenting the CCO’s conclusion to the existence or non-existence of a conflict of interest.

b)	Violations of Law – The Company’s operations are subject to a variety of government laws and regulations. Violations of certain of these may affect our ability to conduct our business and may carry civil and criminal penalties to the Company, Employee, Board member and/or the individual. These laws and regulations include, but are not limited to, gaming, lottery, horse racing and pari-mutuel regulations, securities and anti-trust laws, workplace laws and regulations, privacy laws, safety requirements and laws, illegal substances laws, insider stock trading, theft of Company assets or property of a guest or vendor, currency transaction and suspicious transaction reporting, improving the odds of any guest to win, increasing the relative profitability of a guest, allowing increased complimentaries or anything of value from the Company, implied or real threats of physical violence, bribes or kickbacks.

c)	Interest in Other Businesses or a Transaction – A conflict of interest in this situation arises when you are in a position to influence a business decision of the Company and gain a financial benefit either directly or indirectly through your relationship. You shall report any possible conflict of interest of this type to the CCO before the transaction is commenced. Typically, the Company considers a conflict of interest to exist if you have a 2% or more ownership in the entity, either individually or collectively, and are receiving the benefit of the transaction from the Company. By reporting the possible conflict of interest before the transaction commences, you and the Company are provided the opportunity to assess the situation, safeguarding the best interests of all parties.

d)	Disclosure of Business Ownership – As a matter of policy, and as a condition of employment or Board service, you must disclose your ownership interest, either directly or indirectly through blood, marriage or civil arrangement, in any business that conducts business with the Company and/or competes with the Company. You must request written authorization to participate in such ownership from the Company’s Chief Executive Officer (“CEO”) and the CCO.

e)	Employment With Other Companies – While the Company permits an Employee to hold a second job with another company, he or she must notify iSpecimen’s Human Resources Department of such employment. A representative of the Human Resources Department will review the second position, and in consultation with the CCO, determine if there is any conflict of interest with the Employee’s current position. If it is determined that there is a conflict, the Employee must resign their position with the other employer or terminate their employment with the Company. An Employee holding a second position with another employer that is not considered a conflict of interest is responsible to ensure that his or her performance in his or her position with the Company does not suffer, and meets all of the standards of the position as set by the Company.

f)	Charitable, Government, Political, Community and Other Outside Activities – iSpecimen encourages its Employees to participate in charitable, government, political, community and other projects that benefit the communities and states in which we operate. Such activities cannot reduce the Employee’s time, attention and dedication to their job duties with iSpecimen. Employees are prohibited from using iSpecimen’s assets and resources in the fulfillment of such efforts. An Employee’s activity cannot create an appearance of an endorsement from or representation of the Company with respect to such activity, either directly or indirectly. An Employee shall request written approval from the CCO before serving as a director or trustee of any charitable, government, political, community or other outside agency. Further, all Employees are reminded that certain Federal, State and regulatory agencies may have restrictions and or limitations about your service in government or political activities. The foregoing does not apply to activities when an Employee is appointed and authorized by the Company to serve as a trustee or director. Lobbying and political efforts on behalf of iSpecimen are solely controlled by iSpecimen’s Board. Political contributions on behalf of the Company shall require the approval of the CEO and the Chairman of the Board of iSpecimen.

g)	Corporate Resources and Opportunities – You are prohibited from using Company property, equipment, facilities, data information, player data, financial information, intellectual property and ideas, or any other possession or asset of the Company for personal gain or use. You are prohibited from competing against the Company in any manner.

h)	Confidential Information – You may have access to financial and/or other confidential information as a result of your relationship with the Company. Such information includes marketing and advertising strategies, strategic planning and initiatives, suppliers, competitors, guest and employee information. Such information must remain confidential and shall not be publicly disclosed except as legally required or mandated and with prior notification to the CCO. In matters dealing with the media, financial community or investors, the Company specifically limits who may speak on its behalf. Persons not designated to speak on behalf of the Company are prohibited from speaking publicly to any media source including the press, any form of media, or through internet websites, email or social network sites. Such restrictions dealing with confidentiality continue after your relationship with the Company ceases.

i)	Financial Accuracy, Recordkeeping, Internal Controls and Accounting Policies – Each Employee is responsible for the accuracy, completeness and integrity of the Company’s financial and accounting records to the extent indicated by your respective employment position. This includes adhering to the Company’s internal control policies, dealings with vendors and guests, the proper recording and disclosure of each transaction, time and expense reporting, and every other transaction that affects the accuracy and integrity of the Company’s financial statements and position. The Company has public reporting requirements with the Securities and Exchange Commission (“SEC”), including internal control and financial statement certification under the Sarbanes–Oxley Act and NASDAQ rules. As such, the integrity of our financial statements is of paramount importance to the Company. You shall act with complete honesty and integrity in all of your dealings and shall avoid any personal or professional conflict of interest as detailed in this Code. All dealings with other Employees, consultants, regulators, auditors, Board members and other advisors of the Company shall be complete, honest, timely, accurate, relevant and objective. All reports issued by the Company shall comply with the appropriate regulatory pronouncements and requirements of any governing body with oversight of the Company’s financial filings. Accordingly, the disclosure shall be fair, accurate, timely and understandable. No material facts may be omitted or not properly disclosed. You must take responsibility that transactions of the Company are properly recorded, documented and supported in our financial statements. No records or supporting documentation may be destroyed or deleted from accounting computer records, unless authorized in compliance with iSpecimen’s Records Management policy. Any unethical and dishonest act, misreporting of a material transaction, omission of a material fact from our financial disclosures or financial reporting or misleading conduct shall be immediately reported to the CCO.

j)	Loans to Employees/Board Members – iSpecimen prohibits loans to any Employee or Board member or any extension of credit for the Employee’s or Board member’s personal benefit. Loans to an Employee or Board member may only be authorized by the Audit Committee of the Board. This does not pertain to travel advances provided to Employees or Board members in the ordinary course of their employment or Board activities.

k)	Insider Trading – iSpecimen’s stock is publicly traded on NASDAQ. You are expressly prohibited from buying or selling iSpecimen stock or any other of iSpecimen’s publicly traded securities when you have knowledge of information pertaining to iSpecimen that is not in the public domain. All non-public information of or pertaining to iSpecimen must remain confidential. This applies to, but is not limited to, strategic initiatives, marketing and advertising plans, expansion or divesture opportunities, mergers and acquisitions, and legislative developments. You may not personally use such information, nor provide the information to any other individual for their or your personal gain. In the event of a violation you may be subject to civil and criminal laws that include both monetary fines and imprisonment, and, if you are an Employee, your employment with iSpecimen will be terminated. If you have questions about the purchase or sale of the Company’s stock or securities, contact iSpecimen’s CCO. Additional information is contained in the Corporate Information and Insider Trading Policy.

l)	Gifts, Entertainment, Bribes and Kickbacks – The acceptance of gifts from an outside organization doing business with or seeking to do business with iSpecimen is prohibited where the acceptance of the gift creates the appearance of a conflict of interest. Gifts to an Employee of the Company valued at more than $100 are presumed to create the appearance of a conflict of interest and must be returned with a note stating iSpecimen’s policy. The foregoing does not apply to Employees in a tip position or a position where gratuities are permitted as part of their regular activities. Business meals and business entertainment paid for by an outside organization doing business with or seeking to do business with iSpecimen are not prohibited, and are not considered “gifts”, if they would be reimbursable to the Employee by iSpecimen pursuant to iSpecimen’s Travel and Entertainment Policy or its Complimentary Services Policy. Giving or receiving a gift or a payment in any form associated or in any way tied to business with iSpecimen is strictly prohibited. Likewise, kickbacks in any form are strictly prohibited. iSpecimen and its Employees are also subject to the U.S. Foreign Corrupt Practices Act (“FCPA”). The FCPA prohibits the giving of anything of value, indirectly or directly, to officials of foreign governments or foreign political candidates in an effort or to obtain or retain business. The U.S. Government also has numerous rules, regulations and laws prohibiting a gift, favor, gratuity or any form of inducement of value to U.S. Government employees and their agents. Most states and local governments have various rules, regulations and statues governing this area, as well. As a matter of iSpecimen policy, you shall not provide any form of gift, favor, remuneration or inducement of value to any government official, foreign, Federal, State or local employee or their agents. If you require guidance, you should contact iSpecimen’s CCO.

4.	Reporting Violations

a)	iSpecimen requires our Employees and Board members to comply with this Code according to its terms. We expect our Employees and Board members who have knowledge of, witness, learn of or suspect a violation of this Code to report the violation in good faith to the CCO. You may also report violations by calling 1-877-625-0777. Calls to the number are handled by a third party and, if so requested, will be treated anonymously. In addition, you may visit a confidential website: [WEBSITE]. Written correspondence may be sent to iSpecimen Inc, 450 Bedford Street, Lexington, MA 02420, Attention: Chief Compliance Officer. Reported violations shall be immediately investigated and proper action shall be taken based on the outcome of the investigation. The CCO will take all steps deemed necessary and appropriate considering the nature and scope of the allegation, while maintaining, to the extent possible, the confidentiality of the informant and the dissemination of information on a need to know basis. Violations of the Code may subject you to disciplinary action up to and including termination or removal and possible investigations by regulatory and/or law enforcement agencies.

b)	If the violation of the Code pertains to or involves internal controls, auditing issues or financial reporting and accounting matters, you have the right to submit the violation in good faith to the Company’s Audit Committee in an anonymous manner by using the same telephone number above, [PHONE], or by email to the Chair of the Audit Committee at [EMAIL], or in written form. Any written complaint shall be submitted to iSpecimen’s CCO at iSpecimen Inc., 450 Bedford Street, Lexington, MA 02420, Attention: Chief Compliance Officer. In all cases, sufficient documentation and/or information must be provided so a fair and thorough investigation may be conducted. In addition, for information on how to report a concern online or to follow up on a reported concern, you may visit a confidential website: [WEBSITE]. The Audit Committee of the Board will provide oversight to the CCO as each investigation progresses. An Employee violating the Code with respect to the matters in this subsection (b) is subject to disciplinary action up to and including termination and possible investigations by regulatory and/or law enforcement agencies.

c)	The foundation of the Code, both its emphasis on a culture of integrity and the fair and timely investigation of alleged violations, is based on the good faith of the Company’s Employees. Employees who report alleged or actual violations of the Code in good faith shall not be subject to retaliation of any kind, even if the allegation is not proven. If an Employee believes there has been retaliation against the Employee after making a report in good faith, the Employee may call the previously listed number or submit a written report of the retaliation to the CCO at the address provided above. An Employee shall not be discharged, demoted harassed, threatened, suspended or in any matter discriminated against for their good faith reporting of an alleged violation or by cooperating in any manner with an authorized investigation of a Code violation.

d)	iSpecimen takes the matter of reporting a violation or an alleged violation of the Code very seriously. The Company is aware of the potentially serious impact of a false or misleading accusation upon an Employee or Board member. The same ethical standards that require an Employee to report a violation of the Code applies in reporting the violation that is, the filing of a false or misleading accusation of a violation is in fact a violation of the Code. All such reporting of a violation is based on the good faith of the individual reporting the violation. Any Employee who files a false or misleading complaint in bad faith is subject to disciplinary action up to and including termination.

5.	Waivers – Requests for a waiver from the Code shall be submitted in writing to the CCO. The request must contain all pertinent information, the specific waiver requested from the Code and justification for the waiver request. The CCO shall timely review the request and provide a decision within five (5) business days, unless the nature of the request requires more time to evaluate. The CCO decision cannot be appealed. In cases involving executive officers of the Company, or a Board member, only the Board may grant a waiver. Any such waiver must be appropriately disclosed in our regulatory filings as required. Finally, no approval of a waiver may be granted by the CCO or the Board when the waiver request involves a request to waive a portion of the Code that is required by law, regulatory mandate or stock exchange regulation.

6.	No Rights Created – This Code is a statement of corporate policy and is not intended to and does not constitute part of any employment contract, does not provide any assurance of continued employment, and does not create rights for any Employee, any Board member, any shareholder, or any other person or entity.

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